Exhibit 99.1

For Immediate Release
Friday, April 27, 2007
Press Release

          FNB CORPORATION REPORTS FIRST QUARTER 2007 RESULTS,
                    ANNOUNCES EXECUTIVE PROMOTIONS,
                         AND DECLARES DIVIDEND


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), reported net income of $4.0 million for the quarter ended March 31, 2007, down $647 thousand or 13.8% from $4.7 million for the quarter ended March 31, 2006. Basic and diluted earnings for the quarter were $0.55 and $0.54 per share, respectively, down from $0.64 and $0.63 per share, respectively, for the quarter ended March 31, 2006.

Return on average shareholders' equity decreased to 9.33% for the three months ended March 31, 2007, from 11.59% for the three months ended March 31, 2006. Return on average tangible shareholders' equity, a non-GAAP financial measure1, which adjusts the return and average shareholders' equity for the impact of goodwill and core deposit intangibles, decreased to 13.26% for the three months ended March 31, 2007, from 17.17% for the three months ended March 31, 2006.

"The opening quarter for 2007 has presented challenges for our industry," stated Heath. "The current economy has impacted certain activities, such as real estate lending. We are focused on generating additional loan growth in the commercial and industrial sectors, which generally have longer business development cycles. We are encouraged by the volume of new loan requests."

Details of FNB Corporation's financial performance follow:

     Net Interest Income
     For the three months ended March 31, 2007, net interest income increased $81 thousand, or 0.6% to $13.4 million as compared to the three months ended March 31, 2006. Higher funding charges on deposit balances softened the increased yield on our loan portfolio resulting in a marginal increase in net interest income as slight margin compression continued.

     Deposit Growth
     Total deposits grew 1.0% or $12.2 million from December 31, 2006, to $1.28 billion at March 31, 2007. Certificate of deposit balances grew $16.0 million, which compensated for the slight decline in other interest-bearing deposit categories.

     Loan Portfolio
     The loan portfolio decreased $20.4 million or 1.8% to $1.15 billion at March 31, 2007, from $1.17 billion at December 31, 2006.

     Asset Quality
     Nonperforming assets, which consist of loans past due 90 days and over on which interest is still accruing, nonaccrual loans, and other real estate owned, increased $1.3 million, from $6.1 million at December 31, 2006 to $7.4 million at March 31, 2007. Expressed as a percentage of loans net of unearned income, these balances increased from .52% at December 31, 2006 to .64% at March 31, 2007.

     Noninterest Income
     Noninterest income for the three months ended March 31, 2007 decreased $268 thousand or 7.0% to $3.6 million, from $3.8 million for the three months ended March 31, 2006. The decrease in noninterest income was primarily attributable to a decrease in service charges on deposit accounts of $211 thousand related to a change in overdraft fees coupled with a reduction in loan origination fees of $77 thousand related to personnel changes and the softening of the real estate housing markets.

     Noninterest Expense
     Noninterest expense increased 5.1% to $10.3 million for the three months ended March 31, 2007, from $9.8 million for the three months ended March 31, 2006, primarily due to increases in personnel and occupancy expense. The increase in personnel expense was attributable in part to the strategic addition of commercial and private banking officers in new markets.

"Our loan originations have been overshadowed by the increased payoff activity during the first quarter of 2007," reported Heath. "This repayment activity was compounded by our strategic decision to exit indirect lending. The decline in indirect balances accounted for $7.8 million or 38.3% of the decline in our loan portfolio since year-end. Nevertheless, we believe that decision will be of long-term benefit as we actively manage our loan composition to maximize profitability and mitigate inherent risk. Along those lines, we remain committed to disciplined pricing, sound underwriting practices, and asset quality."

Heath announced today that Greg W. Feldmann, Chief Operating Officer of FNB Corporation (the "Corporation"), was appointed to serve in the additional role of President and Chief Executive Officer of the Corporation's subsidiary, First National Bank (the "Bank"). When the Corporation's subsidiary banks were consolidated in May 2006, Heath had temporarily assumed this added role.

"Now that we are beyond a transition period, Greg will assume principal responsibility for the safe and sound operation of our Bank. As COO, he will also continue to work closely with me to oversee and improve existing operations," explained Heath. "My attention will principally be focused on the strategic direction of the Corporation as we pursue opportunities to aggressively leverage our capital to further enhance shareholder value."

"I am grateful for the opportunity to serve as President and CEO of our dynamic Bank," commented Feldmann. "I have confidence in its strong leadership team and fine employees, and our ability to work together to capitalize on opportunities for growth in the markets we serve."

A resident of Roanoke, Virginia and graduate of Hampden-Sydney College in Virginia, Feldmann has over 25 years of experience in regional corporate finance and private equity activities. He has served as a guest lecturer on the topics of corporate finance and venture capital at Virginia Polytechnic Institute and State University, the Darden School at The University of Virginia, and Washington and Lee University School of Law.

Active in the region, Feldmann serves on a variety of corporate and civic boards including Bankers Insurance LLC, the Roanoke Redevelopment and Housing Authority, the New Century Venture Center, NewVA Technology Council, NewVA Capital Partners Advisory Board, Blue Ridge Public Broadcasting, Habitat for Humanity of the Roanoke Valley, the Roanoke Valley Youth Soccer Association, Western Virginia Foundation for the Arts and Sciences, and Family Services of the Roanoke Valley.

Heath also announced that Charles M. McGuire would replace Feldmann as Market President of the Roanoke Valley, and Joseph W. Beury would succeed Feldmann as Director of Wealth Management. McGuire has further responsibility for the retail and private banking lines of business.

McGuire joined the Bank in 2005, having built a career in the financial field that spans decades. He is a graduate of the Virginia School of Bank Management at the University of Virginia, and has been an integral part of the Roanoke Valley financial community since 1972. He serves on the Second Harvest Food Bank Pacesetter Committee and resides in Vinton, Virginia.

Beury joined the Bank in 2000 and has successfully managed its trust and asset management and securities divisions since then. He began his career in financial services in 1979 after earning his MBA from the University of Chicago. He presently resides in Roanoke, Virginia, and is actively involved in the Boys and Girls Clubs of the New River Valley.

"We have the good fortune of employing within our ranks highly qualified professionals who are proven leaders in their fields, know our markets well, and have strong ties to the communities we serve," stated Heath. "Greg, Charles, and Joe are three such individuals who will excel in their new roles, as they have in the past, and will develop and pursue new opportunities for growth."

In its meeting yesterday, FNB's Board of Directors approved the payment on May 25, 2007 of a quarterly cash dividend in the amount of $0.21 per share to stockholders of record on May 14, 2007. The payment represents an annual yield to stockholders of approximately 2.4 percent based on the stock's recent trading price.

The Corporation's Annual Meeting of Shareholders will commence at 2:00 p.m. on Tuesday, May 8, 2007, at The Event Centre located at 1655 Roanoke Street in Christiansburg, Virginia.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, the Corporation operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           William B. Littreal
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758


1Non-GAAP Financial Measures

This press release, including the attached selected unaudited financial tables that are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). These "non-GAAP" financial measures are "cash basis operating earnings" (cash basis earnings per share), "return on average tangible assets," and "return on average tangible equity." The Corporation's management uses these non-GAAP measures in its analysis of the Corporation's performance. We believe these measures are important when measuring the company's performance exclusive of the effects of goodwill and other intangibles recorded in previous acquisitions, and these measures are used by many investors as part of their analysis of the Corporation.

Cash basis operating earnings is defined as net income plus amortization expense (net of tax) applicable to intangible assets. Cash basis earnings per basic and diluted share is defined as cash basis operating earnings divided by weighted average basic and diluted common shares outstanding for the period. The Corporation's management includes cash basis operating earnings measures to compare the company's earnings exclusive of non-cash amortization expense and because it is a measure used by many investors as part of their analysis of the Corporation's performance.

Return on average tangible assets is defined as earnings for the period (annualized for the quarterly period) divided by average assets reduced by average goodwill and other intangible assets. Return on average tangible equity is defined as earnings for the period (annualized for the quarterly period) divided by average equity reduced by average goodwill and other intangible assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the "Alternative Performance Measures" in the attached unaudited financial tables for a more detailed analysis of these non-GAAP performance measures and the most directly comparable GAAP measures.

Forward-Looking Statements

This news release contains forward-looking statements. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to certain factors that may cause the Corporation's results to vary from those expected. Forward-looking statements may include, but are not limited to, discussions concerning the following:

     Projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth, and other performance measures

     Expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives

     Discussions on the outlook of the economy, competition, regulation, taxation, Corporation strategies, subsidiaries, investment risk and policies

Actual results or performance could differ from those implied or contemplated by forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including, among others: general business, economic, and market conditions; fiscal and monetary policies; war and terrorism; natural disasters; changes in interest rates, deposit flows, loan demand, and real estate values; a deterioration in credit quality and/or a reduced demand for credit; competition with other providers of financial products and services; the issuance or redemption of additional Corporation equity or debt; volatility in the market price of the Corporation's common stock; changes in accounting principles, policies, or guidelines; changes in laws or regulation; reliance on other companies for products and services; operational or systems risks; and other economic, competitive, servicing capacity, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products, and delivery of services. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Corporation does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as the result of new information, future events or otherwise.


FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2007       2006     Change   % Change
Quarter Ended March 31
  Net income                    $     4,027 $    4,674       (647)     (13.8)
  Net interest income                13,438     13,357         81        0.6
  Net interest income (FTE)(1)       13,490     13,413         77        0.6
  Securities gains (losses), net          -         25        (25)       NM
  Noninterest income                  3,565      3,833       (268)      (7.0)
  Noninterest expense                10,285      9,782        503        5.1
  Provision for loan losses             678        364        314       86.3

Per Share Data
  EPS basic                     $      0.55 $     0.64      (0.09)     (14.1)
  EPS fully diluted                    0.54       0.63      (0.09)     (14.3)
  Dividends declared                   0.21       0.20       0.01        5.0
  Book value                          23.97      22.31       1.66        7.4
Weighted average shares
 outstanding basic                    7,352      7,320         32        0.4
Weighted average shares
 outstanding fully diluted            7,447      7,397         50        0.7
Shares outstanding quarter
 end (net of unearned)                7,356      7,325         31        0.4

Financial Ratios
  Return on average assets             1.08 %     1.27 %
  Return on average share-
   holders' equity                     9.33      11.59
  Net interest margin (1)              3.93       3.99
  Equity to assets                    11.53      10.99
  Allowance for loan losses
   to loans, net of unearned
   income                              1.24       1.23

Selected Balances at March 31
  Total assets                  $ 1,529,670 $1,486,690     42,980        2.9
  Loans, net of unearned
   income                         1,149,635  1,162,082    (12,447)      (1.1)
  Allowance for loan losses          14,312     14,302         10        0.1
  Securities                        195,253    177,872     17,381        9.8
  Deposits                        1,275,202  1,237,046     38,156        3.1
  Other interest-bearing funds       70,087     80,723    (10,636)     (13.2)
  Shareholders' equity              176,339    163,394     12,945        7.9

Asset Quality                                 % of Loans           % of Loans
                                       2007      & ORE      2006      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  6,219       0.54  $  4,253       0.37
  Other real estate                     736       0.06       834       0.07
  Loans past due 90 days
   or more                              421       0.04       361       0.03
  Total nonperforming assets       $  7,376       0.64  $  5,448       0.47


Net charge off ratio                   0.10%                0.16%

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2007       2006     Change   % Change
Alternative Performance Measures
for Quarter Ended March 31 (2)
  Net income                     $    4,027 $    4,674       (647)     (13.8)
  Plus amortization of core
   deposit intangibles                  146        173        (27)     (15.6)
  Equals cash basis operating
   earnings (2)                       4,173      4,847       (674)     (13.9)
  QTD average assets              1,510,471  1,474,619     35,852        2.4
  Less QTD intangible assets         47,366     48,409     (1,043)      (2.2)
  Equals QTD average tangible
   assets (2)                     1,463,105  1,426,210     36,895        2.6
  QTD average equity                175,042    161,341     13,701        8.5
  Less intangible assets equals
   QTD average tangible
   equity (2)                       127,676    112,932     14,744       13.1
  Cash basis EPS basic (2)             0.57       0.66      (0.09)     (13.6)
  Cash basis EPS fully
   diluted (2)                         0.56       0.66      (0.10)     (15.2)
  Return on average
   tangible assets (2)                 1.16 %     1.36 %    (0.20)     (14.7)
  Return on average
   tangible equity (2)                13.26      17.17      (3.91)     (22.8)


(1) Fully taxable equivalent
NM - Not meaningful


(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because they allow investors to see clearly the combined economic results of FNB Corporation without material non-recurring items and non-operating adjustments stemming from the consolidation of our organization. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.